EXHIBIT 10.1

The Agreement on the Transfer of Shares

Transferor: MALONG LIMITED

  Transferee: Farmmi International Limited

About [EWAYFOREST GROUP LIMITED]

  Equity transfer agreements

Protocol No.: 2025-2-28-1

On February 【 】, 2025

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (hereinafter referred to as "this Agreement") is entered into by and between the following parties on [February 28, 2025] in [Lishui, Zhejiang]:

Transferor (Party A): MALONG LIMITED

Transferee (Party B): Farmmi International Limited

Target Company (Party C): EWAYFOREST GROUP LIMITED

(Hereinafter, Party A and Party B are individually referred to as a "Party" and collectively as the "Parties".)

WHEREAS:

EWAYFOREST GROUP LIMITED (hereinafter referred to as the "Target Company") is a legally established and validly existing enterprise under the laws and regulations of Hong Kong, with its registered address at [6/F, Manulife Place, 348 Kwun Tong Road, Kowloon, Hong Kong]. The shareholding structure of the Target Company is as follows:

Party A is the existing shareholder of the Target Company, holding 100% of its equity.

Party A now agrees to transfer 45% of its equity in the Target Company to Party B in accordance with the terms of this Agreement, and Party B agrees to accept such transfer.

2

Through friendly negotiations and based on the principles of equality and mutual consent, the Parties have reached the following agreement concerning the transfer of 45% equity in the Target Company from Party A to Party B:

Article I. Equity Transfer and Acquisition

1.1 Party A agrees to transfer 45% of its equity in the Target Company to Party B in accordance with this Agreement, along with all associated shareholder rights and obligations (including all shareholder rights and obligations concerning the Target Company’s direct and indirect subsidiaries and their assets) (hereinafter referred to as the "Target Equity"), and Party B agrees to acquire the Target Equity in accordance with the terms of this Agreement.

1.2 Following the completion of this equity transfer, the shareholding structure of the Target Company shall be as follows:

3

Article II. Equity transfer price and its payment

2.1 The Asset Appraisal Report issued by Zhongjia Yucheng (Beijing) Asset Appraisal Co., Ltd., Report No. Zhongjia Yucheng [2025] No. HP-AA129, for the EWAYFOREST GROUP LIMITED asset appraisal project.

Appraisal Reference Date: December 31, 2024

Appraisal Conclusion:

As of the appraisal reference date, using generally accepted appraisal methods, the appraised value is RMB 1,607,387,000.00 (Amount in words: One Billion Six Hundred Seven Million Three Hundred Eighty-Seven Thousand Yuan Only).

2.2 Upon the consensus of both parties, the total price for the equity transfer is RMB723,324,150.00 (capitalized as 723,323,323,415.00), which is converted into US$99,085,500.00 at the recent exchange rate of US$ 1:7.3 to RMB.

2.3 Party A and Party B agree that after signing the agreement, the price of the equity transfer shall be paid as follows.

2.3.1 Payment of 35 million dollars in cash by March 31, 2025.

2.3.2 Payment of 35 million dollars in the form of accounts receivable by March 31, 2025.; and

2.3.3 Settle the remaining balance by September 2025

Article III. Delivery of Equity and Handover of the Target Company

3.1. The period from the signing date of this Agreement to the Closing Date shall be referred to as the “Transition Period.” During the Transition Period, any equity income and dividends derived from the Target Equity shall belong to Party A, while any losses incurred in connection with the Target Equity shall be borne by Party A. Without Party B’s prior written consent, Party A shall not dispose of any equity in the Target Company or any of its assets (including those of its direct or indirect subsidiaries). Furthermore, Party A must obtain Party B's prior written consent before exercising any shareholder rights or assuming any shareholder obligations related to the Target Equity. Failure to comply shall entitle Party B to unilaterally terminate this Agreement and require Party A to bear liability for breach of contract.

4

3.2. During the Transition Period, Party A shall ensure that the Target Company (including its direct and indirect subsidiaries) maintains its normal operating status. Without Party B’s prior written consent, neither Party A nor the Target Company (including its direct and indirect subsidiaries) shall engage in the following actions:

3.2.1 Enter into any non-ordinary business contracts, agreements, commitments, or other legal documents with external parties, nor provide loan guarantees in the name of the Target Company (including its direct or indirect subsidiaries);

3.2.2 Dispose of any assets under the Target Company (including those of its direct or indirect subsidiaries) in any manner;

3.2.3 Transfer any intellectual property rights, brand names, trade names, or other intangible assets under the name of the Target Company (including those of its direct or indirect subsidiaries);

3.2.4 Provide guarantees in any form to shareholders of the Target Company or any third party.

3.3. During the Transition Period, all dividends and income derived from the Target Equity shall belong to Party A.

3.4. Handover of the Target Company: The Parties agree that upon signing this Agreement, Party A shall ensure that the original management team of the Target Company (including its direct and indirect subsidiaries) effectively manage and transfer the following documents and items under the joint confirmation and supervision of Party A and Party B (the specific contents and management methods to be separately determined by Party A and Party B):

A. The company seals of the Target Company (including its direct and indirect subsidiaries), including the official seal, financial seal, legal representative’s signature seal, and corporate seal;

5

B. All financial documents of the Target Company (including its direct and indirect subsidiaries), including financial vouchers, ledgers, financial statements, and bank account information;

C. Business licenses, primary account information, asset ownership certificates, and other corporate documentation of the Target Company (including its direct and indirect subsidiaries);

D. Any important contracts, documents, drawings, and technical materials that Party B deems necessary for transfer;

E. The above-mentioned documents and items shall be jointly managed by Party A and Party B from the the date Transition Period begins until the Closing Date.

3.6. The date on which Party A receives the first installment of the Equity Transfer Payment shall be deemed the Closing Date. Within [1] month after receiving the first installment of the Equity Transfer Payment, Party A shall complete the procedures for amending the company’s articles of association and changing the shareholder in accordance with Party B's requirements and instructions. Additionally, the Target Company shall appoint one director nominated by Party B and complete the necessary changes to the Executive Director. Upon completion of these changes, the Target Company shall have a total of two (2) directors.

Article IV. Accounts Receivable and Accounts Payable

4.1 Liabilities and Contingent Liabilities: Party A has fully disclosed to Party B all existing liabilities and/or contingent liabilities of the Target Company and its direct and indirect subsidiaries as of the Closing Date. Party A further undertakes to disclose any changes in such liabilities and/or contingent liabilities (if any) within one (1) business day.

6

4.2 Party B shall be responsible for managing all liabilities of the Target Company after the Closing Date, and Party A and its affiliates shall bear no further compensation responsibilities.

Article V. Taxes and Fees

5.1 Each Party shall bear its respective taxes and fees incurred from the equity transfer specified in this Agreement.

Article VI. Notices and Delivery

6.1 Contact Information

The designated contact addresses and communication details of all parties are specified in the appendix of this Agreement.

6.2 Notices and Communications

Any notices, requests, instructions, or other documents related to this Agreement shall be sent to the addresses reserved in the appendix. If any party changes its reserved contact information, it shall notify the other parties at least seven (7) business days in advance. If a party fails to provide contact details, provides incorrect contact information, or fails to notify the other parties of any changes in a timely manner, the sending party shall not be held responsible for any delays or failure of delivery.

Article VII. Representations and Warranties of Party A

7.1 The Target Company (including its direct and indirect subsidiaries) is a legally registered and incorporated corporate entity with independent legal person status. It conducts business activities independently and assumes civil liability externally with its own assets.

7

7.2 Party A is a legally established and existing corporate entity under the laws of Hong Kong and has the capacity to independently assume civil liability. The direct and indirect subsidiaries of the Target Company are legally established and existing corporate entities under the laws of the People’s Republic of China. Their business operations do not violate any applicable laws, regulations, rules, or any orders, judgments, or rulings issued by competent authorities.

7.3 Party A's execution and performance of this Agreement fall within its rights and have received all necessary approvals and authorizations. The execution and performance of this Agreement do not violate any binding or applicable laws, corporate articles of association, or contractual restrictions.

7.4 The transfer of the Target Equity by Party A under this Agreement will not:

(I) Violate its articles of association or organizational documents;

(II) Conflict with or constitute a breach under any agreement, contract, or legal document to which Party A is a party;

(III) Violate any applicable laws, regulations, rules, or any orders, judgments, or rulings issued by competent authorities.

7.5 Upon signing this Agreement, Party A guarantees that it will not transfer the Target Equity under this Agreement to any other party, nor sell, transfer, gift, or otherwise dispose of any equity or equity interest it holds in the Target Company to any other party. Party A shall also not assume any obligations or responsibilities in any legal relationship that conflict with the obligations and responsibilities under this Agreement.

7.6 Party A shall cooperate with Party B to complete the necessary registration changes for the Target Equity Transfer within the time frame specified in this Agreement.

8

Article VIII. Representations and Warranties of Party B

8.1 Party B is a legally established and validly existing enterprise under Hong Kong law with the ability to assume civil liability independently.

8.2 Party B’s execution and performance of this Agreement fall within its corporate authority and operational scope. All necessary approvals and authorizations have been obtained, and no restrictions from laws, corporate articles, or agreements apply.

8.3 The transfer of the Target Equity by Party B under this Agreement will not:

(i) Violate its corporate articles or organizational documents;

(ii) Conflict with or constitute a breach of any agreements, contracts, or legal documents to which Party B is a party;

(iii) Violate any applicable laws, regulations, rules, or orders, judgments, or decisions of competent authorities.

Article IX. Confidentiality

9.1 Both Parties agree to maintain the confidentiality of this Agreement and related matters. Without prior written consent from the other Party, no Party shall disclose any information related to this Agreement to third parties, except as required by law.

Article X. Effectiveness, Amendments, and Supplements

10.1 This Agreement shall become effective upon the signing or stamping by both Parties.

10.2 Any amendments to the terms of this Agreement must be made in writing and agreed upon by both Parties.

10.3 Any matters not covered by this Agreement may be supplemented through written agreements, which shall have the same legal force as this Agreement.

10.4 If there is a conflict between this Agreement and any supplemental agreements or amendments, the supplemental agreements or amendments shall prevail.

9

Article XI. Termination

11.1 In the event that circumstances arise preventing the realization of the purpose of this Agreement, either party shall have the right to unilaterally terminate this Agreement. The terminating party shall notify the other party of its intention or decision to terminate the Agreement within one (1) business day.

Article XII. Breach of Contract

12.1 The breaching Party shall take immediate remedial actions and compensate the non-breaching Party for any resulting losses.

Article XIII. Dispute Resolution and Severability

13.1 Any disputes relating to the validity, performance, breach, or termination of this Agreement shall be resolved through amicable negotiations. If negotiations fail, disputes may be submitted to the courts or arbitration institutions in Hong Kong.

13.2 If any clause in this Agreement is deemed invalid or unenforceable, it shall not affect the validity or enforceability of the remaining clauses, provided the invalid clause does not significantly affect the overall intent of the Agreement.

Article XIV. Force Majeure

14.1 Force majeure includes, but is not limited to, war, riots, strikes, pandemics (including COVID-19), fires, floods, earthquakes, storms, tides, or other natural disasters, as well as other unforeseen and uncontrollable events.

14.2 Affected Parties shall not be liable for losses resulting from failure or delay in performing contractual obligations due to force majeure. If force majeure delays performance for more than 40 days, either Party may unilaterally terminate this Agreement, and all Parties shall bear their own respective losses.

10

Article XV. Miscellaneous

16.1 The section headings in this Agreement are for convenience only and shall not affect its interpretation.

16.2 The annex to this Agreement is attached hereto and shall be executed together with this Agreement.

16.3 This Agreement is executed in six (6) copies, with each Party retaining two (2) copies.

The following is for signature only:

11

(This page is the signature page of the Equity Transfer Agreement)

THIS AGREEMENT is executed as of the date set forth on the first page of this Agreement by:

Party A (seal):

Party A's representative (signature or seal):

Party B (seal):

Party B's representative (signature or seal).

Party C (seal):

12